                                                                    EXHIBIT 2(g)


Frenchman's Reef

                           PURCHASE AND SALE AGREEMENT

                                  by and among

                            PRIME HOSPITALITY CORP.,
                                   as Seller,

                                       and

                          MARRIOTT INTERNATIONAL, INC.,
                                  as Purchaser

                             ----------------------



                               September 15, 1999

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
1.      Agreement to Sell and Purchase Subject Property.........................

2.      Purchase Price and Terms................................................

3.      Allocation of Purchase Price............................................

4.      Transaction Taxes.......................................................

5.      Environmental...........................................................

6.      Debts and Liabilities...................................................

7.      Representations and Warranties of Seller................................

8.      Title and Survey........................................................

9.      Conditions Precedent to Closing.........................................

10.     Closing.................................................................

11.     Risk of Loss............................................................

12.     Indemnification.........................................................

13.     Inventory of Personal Property..........................................

14.     Union/Contract/Contract Employees.......................................

15.     Default.................................................................

16.     Notice .................................................................

17.     Brokers.................................................................

18.     Publicity...............................................................

19.     Purchaser's Right of Entry..............................................

20.     Assignment..............................................................

21.     No Third Party Beneficiaries............................................

22.     Attorney's Fees.........................................................

23.     Time....................................................................

24.     Severability............................................................

25.     Counterparts; Facsimile Signatures......................................

26.     Binding Effect, Etc.....................................................

27.     Further Assurances......................................................

28.     [Intentionally Deleted].................................................

29.     Exclusivity.............................................................

                           PURCHASE AND SALE AGREEMENT

               THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), made and entered into this _____ day of September, 1999, by and between PRIME HOSPITALITY CORP, a Delaware corporation (hereby referred to as "Seller"), and MARRIOTT INTERNATIONAL, INC., its successor or assigns (hereinafter referred to as "Purchaser").

                                   WITNESSETH:

               WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase from Seller:

               (i) those certain parcels of real property situated in St. Thomas in the Territory of the U.S. Virgin Islands, more particularly described on Exhibit A attached hereto, together with all structures, improvements and fixtures located thereon, and together with all hereditaments, appurtenances, easements, and other rights and interests belonging or incident thereto (the "Real Property"); and

               (ii) all of the assets of the resort businesses conducted by Seller on the above-described Real Property under the trade names "Frenchman's Reef Beach Resort" and "Morning Star Beach Resort" (collectively hereinafter referred to as the "Resorts"), including without limitation the rights, title, and interest to the name and trademarks "Frenchman's Reef Beach Resort" and "Morning Star Beach Resort;" and all registrations for such names (the "Names") to the extent assignable, all goodwill of the businesses, all furniture, vehicles, appliances, televisions and other video equipment, furnishings, floor and wall coverings, fixtures (including lighting, heating, plumbing, and ventilating fixtures, and everything attached in any manner to walls, ceilings or floors), all fixed assets and supplies and inventories (as such terms are defined in the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition), appliances, equipment, machinery, security and alarm and telephone and sprinkler and computer systems, supplies, advance room reservations and deposits, (such deposits being referred to as "Room Reservation Deposits") any and all telephone and telecopy numbers related to and used in the operation of the Resorts, Seller's right, title and interest in all leases or services contracts listed on Exhibit E hereto, all permits and licenses related to the operation of the Real Property and Resorts, and all other tangible and intangible personal property owned by Seller and presently located upon or within the Real Property or otherwise used in connection with the operation of the

                      Resorts or the operation and maintenance of the Real Property, building plans and specifications, equipment warranties and the like, and copies of all financial and operating records of the business (other than personnel files) and of the Real Property, specifically including without limitation all those tangible assets to be listed on Exhibit B pursuant to the terms of Section 13 hereto, but specifically excluding all cash, bank accounts, accounts receivable, and liabilities of any kind or nature, except for the Room Reservation Deposits and liabilities specifically assumed herein (said Real Property and Business Assets being hereinafter collectively referred to as the "Subject Property"); and

               WHEREAS, Purchaser desires to acquire the Subject Property from Seller, all upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. AGREEMENT TO SELL AND PURCHASE SUBJECT PROPERTY. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller all of the above-described Subject Property, subject to the terms and conditions herein contained. It is expressly understood that this transaction does not include any of Seller's cash, bank accounts or accounts receivable, other than any Room Reservation Deposits, and that, other than as expressly set forth in this Agreement, Purchaser shall not assume nor be liable or responsible in any manner for any of the liabilities or obligations of Seller of any kind or nature relating to the Subject Property, the Resorts' business, or any other matter whatsoever, existing or accrued or otherwise arising prior to the date of Closing hereunder. Purchaser will be obligated to honor advance room reservations, to assume Seller's yellow pages advertising contracts, and to assume those space leases, leases on equipment, machinery and items of personal property, and service contracts identified on Exhibit E hereto (collectively, the "Leases and Contracts"), and to assume the other obligations as may be expressly set forth in this Agreement.

               2. PURCHASE PRICE AND TERMS. The purchase price for the Subject Property shall be Seventy Five Million Dollars ($75,000,000). The total purchase price shall be payable by Purchaser as follows:

               (a)    Earnest Money Deposit:

                      A $2,000,000 earnest money deposit (this deposit, and all interest thereon, the "Earnest Money Deposit") will be delivered to Chicago Title Insurance Company ("Escrow Agent"), within five business days following receipt by Purchaser of a fully-executed copy of this Agreement, such sum to be promptly deposited by

                      Escrow Agent in an interest-bearing money market escrow account at a federally insured banking institution, and to be held by Escrow Agent in such account pursuant to the terms of this Agreement. If Purchaser fails to deliver the Earnest Money Deposit by said deadline, this Agreement shall be null and void and the parties shall be relieved of all further rights or responsibilities hereunder. At the time of the making of such Earnest Money Deposit, Seller, Purchaser and Escrow Agent shall execute an Escrow Instruction Letter substantially in the form of Exhibit C hereof.

               (b)    Balance:

                      The balance of the Purchase Price (subject to customary closing adjustments and those adjustments set forth herein) shall be delivered by Purchaser to Escrow Agent in the form of wired funds at the Closing. Title company escrow and closing fees shall be shared equally between the parties. Any monetary lien or encumbrance on the Subject Property or any part thereof shall be paid in full by Seller at Closing, and shall be released/terminated of record prior to or at Closing.

               (c)    Apportionments.

                      (i) Seller shall be entitled to and responsible for all income, cost and expense which accrues up to the day preceding Closing with respect to the Subject Property. Purchaser shall be entitled to and responsible for all income, cost and expense accruing as of the date of Closing and thereafter with respect to the Subject Property. In accordance with the foregoing, closing adjustments for the Subject Property will be made as follows:

                             a. All real estate taxes, personal property taxes, gross receipt taxes, ad valorem taxes and assessments and other state, county or city taxes, fees, charges and assessments affecting the Subject Property shall be prorated as of the Closing on an accrual basis based on the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense. Franchise fees and all other expenses due Purchaser or its affiliates (in its capacity as franchisor) shall be paid by Seller based upon all revenues due Seller through Closing. Any net credit due to Seller as a result of such prorations shall be paid in cash by Purchaser at Closing. Any net credit due to Purchaser as a result of such prorations shall be credited against the Purchase Price.

                             b. The following items shall be prorated as of the Closing on an accrual basis based on the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense:

                             (i)    Utility charges.

                             (ii) Income, if any, from the operation of the Resorts including, but not limited to, leases and concession agreements with third parties, room rentals, restaurant, telephone, room service and other charges due from guests or other customers (Seller and Purchaser shall each be entitled to receive a credit equal to one-half of the amount of all transient guest revenues for the full night preceding the Closing).

                             (iii) Commission of rental agents, travel agents, credit organizations and others, provided, however, that commissions respecting guest room rentals for the night preceding the Closing shall be treated in the same fashion as guest room rentals.

                             (iv) Seller's prepayments of purchase orders, and other prepaid items.

                             (v) Amounts paid or payable under the Leases and Contracts, if any, assigned to Purchaser at the Closing. All security deposits shall be transferred to Purchaser.

                             (vi) All other costs and expenses in connection with operation of the Resorts, which are customarily and usually apportioned on the purchase or transfer of a hotel property.

                             (vii)  Laundry, valet and vending machines income.

                      (ii) At the Closing, Purchaser shall pay to Seller for all unopened items of food, beverage and operating supplies which are in good and usable condition for the purposes of the operation of the Resorts, as further described by category on Exhibit F hereto, and which are in quantities normal and customary for resorts of the nature and size of the Resorts. The payment shall be in the amount of Seller's cost for such items.

                      (iii) Seller shall be entitled to all accounts receivable accruing, but not realized, prior to 11:59 p.m. on the night preceding Closing. Payments relating to such accounts receivable realized after Closing shall be the sole property of Seller and to the extent Purchaser receives any such payments, it will promptly remit them to Seller. Purchaser will cooperate with Seller in connection with Seller's efforts to collect its account receivables.

                      (iv) Accounting: Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accural basis in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser, and, upon the request of either Purchaser or Seller, shall be reviewed by a reputable accounting firm mutually selected by Seller and Purchaser (the "Accountants") and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Agreement cannot be precisely determined on the Closing, the Seller and Purchaser (or, if either elects, the Accountants) shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Agreement and shall determine the exact amount thereof not later than sixty
                      (60) days after the Closing. The determinations made by the Accountants shall be binding on both Seller and Purchaser. The fees and expenses of the Accountants shall be borne by the party requesting the use of the Accountants.

                      (v) The parties hereto will agree at Closing to adjust and/or apportion the Purchase Price, as necessary due to the assumption by Purchaser of a settlement agreement reached by and between Seller and Armando and Dana Santucci, as more particularly set forth in that certain letter agreement dated August 3, 1999.

               3. ALLOCATION OF PURCHASE PRICE. Set forth on Exhibit D hereof is the agreed upon allocation of the total Purchase Price; such allocation being made only among land, buildings, fixtures, personal property and good will.

               The parties further agree that each of them will timely file IRS Form 8594 with the Internal Revenue Service, reflecting the allocation set forth above.

               4. TRANSACTION TAXES. All documentary fees/stamps/taxes and real property and transfer taxes shall be paid 50% by Seller and 50% by Purchaser. Purchaser shall pay for all other recording taxes and any sales or use taxes imposed upon the sale of any personal property.

               5. ENVIRONMENTAL. Purchaser has delivered to Seller that certain Phase I Environmental Site Assessment dated June, 1999 prepared by Parsons Engineering Science, Inc. (the "Environmental Report"). Seller agrees that prior to Closing, it shall undertake and complete, to Purchaser's reasonable satisfaction, the items specified under Section 6.2 of the report, a copy of which is attached hereto as Exhibit G. Purchaser will inspect Seller's work within fifteen (15) days of Seller's written notice that such work is complete. No later than four (4) days after the expiration of said fifteen (15) day period Purchaser will notify Seller in writing of any corrections it requires in order for the work to be completed in accordance with industry standards for resorts of a similar nature. Seller shall promptly make any such corrections. Upon Seller's final completion of the work required under
Section 5, Seller shall have no further responsibility or liability with respect to the correction of items specified in Section 6.2 of the Environmental Report.

               6. DEBTS AND LIABILITIES. Other than as expressly set forth in this Agreement, it is expressly understood that Purchaser shall not assume or pay, perform or discharge or cause to be paid, performed or discharged any obligation or liability of Seller. Purchaser agrees to honor advance room reservations made by Seller prior to Closing in the ordinary course of business, to assume Seller's yellow pages advertising contracts, and to accept the assignment of and to assume the Leases and Contracts. Other than as expressly set forth in this Agreement, Seller agrees to pay all debts and liabilities relating to the Subject Property and the Resorts business at or prior to the Closing hereunder. The parties agree that Purchaser shall acquire title, ownership and possession of the Subject Property free and clear of all claims of any kind or nature whatsoever (excepting (a) advance room reservations, (b) Room Reservation Deposits, (c) obligations pursuant to the leases and service contracts set forth on Exhibit E hereto, and (d) all matters of record).

               7.     REPRESENTATIONS AND WARRANTIES OF SELLER.

               (a) Seller hereby makes the following additional representations and warranties to Purchaser as of the date of this Agreement, continuing throughout the term of this Agreement, and as of the date and time of Closing hereunder, with the knowledge that Purchaser is acting in full reliance thereon;

                      (i) Seller possesses full power and authority to enter into and perform this Agreement and the execution, delivery, or performance of this Agreement will not conflict with or violate the terms or provisions of any loan agreement (excepting those which will be discharged at the Closing hereunder), contract, other agreement, court order, decree, statute, rule or regulation by which Seller is bound or affected. This Agreement is a valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms. Seller is duly organized, validly existing and in good standing under the laws of the state of formation, has all requisite power and authority under the laws of such state and by proper corporate proceedings to execute and consummate this Agreement and the transactions contemplated hereby, and shall deliver to

                             Purchaser prior to Closing a certificate of good standing and copies of such corporate authorizations.

                      (ii) Seller is the owner of, both beneficially and of record, and has good and marketable title to, all of the Subject Property, and at the Closing will convey and assign to Purchaser good and marketable title to all of the Subject Property free and clear of all encumbrances, covenants, easements, leases and restrictions, excepting (a) those items set forth on the Title Commitment (as defined in Section 8 hereof) (the "Permitted Exceptions"), and (b) those rights of governmental entities pursuant to the terms of the Coastal Zone Permit No. C2T-1-81W and C2T-12-90W, (c) monetary liens, judgments and mechanic's liens, which will be satisfied and released at Closing and (d) those leases and service contracts set forth on Exhibit E hereto. Seller has no ownership or other direct or indirect interest in any strip or parcel of land which adjoins the Real Property. To the best of Seller's knowledge and belief, no further consent of any person or entity, and no license, approval, or authorization of, or registration or declaration with, any governmental authority is required in connection with the execution and delivery of or performance by Seller of its obligations under this Agreement.

                      (iii) Seller holds Federal Trademark No. 1,976,397 and 1,973,749 for the names "Frenchman's Reef Beach Resort" and "Morning Star Beach Resort."

                      (iv) Seller shall continue to be solely responsible for and shall pay as and when due all of Seller's obligations, debts and liabilities which are associated in any way with the Subject Property and/or the Resorts business accruing prior to the Closing, and not otherwise expressly assumed by Purchaser.

                      (v) Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns required by law and has paid all applicable sales, use, withholding, real and personal property, income, FICA, employment and other taxes, assessments and penalties due and payable, in connection with the Subject Property and the Resorts business. There are no proceedings pending, or to the best of Seller's knowledge, threatened with or by any taxing authorities as to taxes of any nature payable by

                             Seller in connection with the Subject Property or the Resorts business.

                      (vi) There are no outstanding judgments against Seller, and there is no suit, action, claim, demand, arbitration, or legal, administrative or other proceedings pending or, to the best of Seller's knowledge, threatened against or affecting the Subject Property or the Resorts business, and Seller does not know or have reasonable grounds to know of any basis for any such action or claim.

                      (vii) Other than as set forth in Exhibit M, to the best of Seller's knowledge and belief, Seller has complied with, and is not in violation of, any applicable federal, state or local statutes, laws, rules and regulations affecting the Subject Property or the Resorts business.

                      (viii) Other than documents recorded in the public
                             records, the Leases and Contracts to be assigned to Purchaser pursuant to the terms of this Agreement, the Coastal Zone Permit No. C2T-1-81W and C2T-12-90W and agreements and easements with governmental bodies and utility companies which are customary reasonably necessary for the development and operation of the Subject Property and the Resorts business (and of which true and complete copies have been supplied by Seller to Purchaser), Seller is not a party to or bound by any agreements, contracts, employment arrangements, leases, subleases or commitments relating to the Subject Property or any part or portion thereof or the Resorts business which will extend beyond or survive the Closing hereunder.

                      (ix) Seller has received no written notice that the present development, improvement, use and operation of the Subject Property and of the Resorts business are not in compliance with or violate any local, state or federal laws, ordinances, resolutions, codes, regulations or requirements of any kind or nature, including, without limitation, zoning, adequacy of parking, land use laws and building codes, or any private covenants, restrictions, or setbacks. There are presently, and at the date of Closing there will be, in effect all material licenses, permits and other authorizations necessary for the Seller's use, occupancy and operation of the Subject Property and the Resorts business as it is currently being used.

                      (x) To the best of Seller's knowledge, Seller is in compliance and in good standing with all permits, approvals, licenses, grants and other similar items from governmental entities relating to, or affecting the Property, (including, without limitation, liquor licenses, coastal zone management permits and industrial development credit agreements) (collectively, "Governmental Permits and Grants"). Set forth on Exhibit I hereto is a complete list of all Governmental Permits and Grants.

                      (xi) There are no unpaid ad valorem taxes on the Real Property (except to the extent current taxes are not yet due and payable) or governmental or special district assessments or levies for sewer, sidewalk, curb, gutter, water, paving, electrical, gas, storm drainage, park dedication fees, or other such impositions related to the Real Property, matured or unmatured, and Seller does not know of any such threatened assessments or levies.

                      (xii) Seller has not received written notice of any pending or threatened condemnation proceeding, proposed change of zoning, or other proposed land use regulation or action affecting the Real Property.

                      (xiii) All bills for work done or materials furnished with respect to the Real Property have been paid in full or will be paid in full and discharged by Seller at or prior to Closing.

                      (xiv) Seller is not a party to any oral or written employment contracts or agreements with respect to the Property other than those set forth on Exhibit H hereto (the "Employment Agreements"). To the best of Seller's knowledge, no party is in default under any Employment Agreement.

                      (xv) There are no property interests, buildings, structures or other improvements or personal property that are owned or leased by Seller which are necessary for the operation of the Subject Property that are not being conveyed pursuant to this Agreement.

                      (xvi) Seller has not received written notice from any insurance carrier of defects or inadequacies in the Subject Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

                      (xvii) All space leases, leases and service contracts for
                             any space, property services or advance room contracts relating to the Subject Property and/or the Resort are listed on Exhibit E hereto, and Seller has supplied to Purchaser true and complete copies of all such documents.

                     (xviii) Exhibit H sets forth and describes in detail, as to each employee, all accrued but unpaid vacation pay and sick leave, a description of whether any of Seller's employees are participating in a Seller group health plan, and all other fringe benefits, as well as a schedule of employees, showing salaries and duties, with a statement of the length of service of each such employee, such Exhibit to be brought current to the date of Closing.

                      (xix) Other than as set forth in Exhibit M, to the best of knowledge of Seller, there are no Hazardous Materials upon or in any way affecting the Real Property. As used herein, "Hazardous Materials" shall mean any chemical, material or substance to which exposure is prohibited, limited, or regulated by any federal, state, county or regional authority and/or which is known to pose a hazard to the health and/or safety of humans, animals or the environment.

                      (xx)   Between the date of this Agreement and the Closing,
                             Seller:

                             (a) Shall not transfer or otherwise dispose of any interest in the Subject Property or any part thereof and shall not create or suffer the imposition of any further liens or encumbrances or restrictions on the Subject Property or any interest therein.

                             (b) Shall maintain all existing policies of insurance on the Subject Property.

                             (c) Shall maintain the Subject Property and all mechanical, heating, plumbing, electrical and other utility systems which serve the Real Property in such repair and order as existed on the date of this Agreement.

                             (d) Shall conduct the Resorts' business only in the normal and ordinary course thereof, consistent with past practices, and in compliance with the law and shall continue to use its reasonable and good faith efforts to take guest room reservations and to otherwise promote the business of the subject property in the same manner as Seller did prior to the execution of this Agreement; and shall maintain the level of fixed assets and supplies and inventories as has been its practice within the past one (1) year from the date of this Agreement.

                             (e) Shall not make any material alterations in the Subject Property.

                             (f)    Shall not enter into any contracts,
                             agreements or leases affecting the Subject
                             Property which will survive the Closing hereunder.

                             (g) Shall not take any actions of any kind which might interfere with the performance by any party hereto of the obligations and responsibilities set forth herein or the enjoyment by any party hereto of the rights created hereby.

                             (h) Shall use and operate the Subject Property in compliance with all applicable laws, rules, regulations of any applicable governmental agency and the requirements of any mortgage, operating agreement or insurance policy affecting the Subject Property.

                             (i) Shall file for and obtain, at Seller's expense, any federal, state or local authorizations, consents, approvals, or clearances, which may be required in connection with Seller's conveyance of the Subject Property to Purchaser.

                      (xxi) Seller has terminated the employment of Nick Pourzal and Nick Pourzal no longer has any rights to live on the Subject Property.

                      (xxii) Seller has no knowledge of any impediment to the
                             issuance of the Second Certificate (as defined in Section 9(a)(v) Conditions Precedent to Closing hereof) other than the normal governmental requirements for such issuance.

               (b) To the best of Seller's knowledge: (i) the information that has been furnished to Purchaser by Seller pursuant to this Agreement does not contain any material misrepresentation as to any material fact; and (ii) Seller has not omitted any material fact or information which would reasonably affect a prudent investor's decision to purchase the Subject Property and the Resorts business in the manner herein set forth.

               (c) To Seller's "best knowledge" or similar qualification means to the actual knowledge of Joseph Bernadino, General Counsel; Steven Siegel, vice president - construction; and Andrew HeLal, General Manager, without independent inquiry other than to the internal files of Seller.

               (d) All representations, warranties, and covenants contained in this Section 7 shall survive closing for a period of three (3) months from the date of Closing.

               (e) Purchaser acknowledges that it is relying on its independent investigation of the condition of the Subject Property (including the physical and the environmental condition of the Subject Property), that it has not relied upon any statement, representation or warranty, written or otherwise, of Seller, other than as expressly set forth in this Agreement, or of any employee or agent of Seller and that it is purchasing the Subject Property "as is." Purchaser acknowledges that any budgets or forecasts of financial results provided to it are estimates only, that such budgets and forecasts do not constitute guaranties of future performance and that future performance of the Subject Property may vary substantially from such budgets and forecasts. Purchaser warrants and represents that it has no knowledge of any fact which would render any representation, warranty or covenant contained in this
                      Section 7 to be false or incorrect or cause Seller to be in breach thereof.

               (f) Seller agrees that if any deed, Leases and Service Contracts or Governmental Permits and Grants or other document to be assigned or conveyed to Purchaser is not in the name of "Prime Hospitality Corp.," but instead is in the name of Frenchman's Reef Beach Associates or other similar name ("Beach Associates"), Seller shall undertake such acts as may be necessary to assign and/or convey the interest in such documents(s) to Purchaser.

               (g) The limitations to the representations and warranties contained in Sections 7(c); 7(d) and the last sentence of 7(e) shall apply to and be incorporated by referenced in each and every warranty and representation given by Seller anywhere in this Agreement.

               8.     TITLE AND SURVEY.

                      (a) Attached hereto as Exhibit J is a current commitment for a title insurance policy covering the Real Property, issued by Escrow Agent, in the amount of the purchase price (the "Title Commitment"). As a condition to Closing, the Escrow Agent will deliver to Purchaser an endorsement to the title commitment which extends the effective date thereof to the date of Closing and which discloses no further exceptions to title, as well as such other endorsements as Purchaser may reasonably request. In addition, Seller shall cooperate with Purchaser's efforts to produce such agreements, affidavits or other documents as may be reasonably required by the Escrow Agent to issue the owner's title policy. Finally, Seller agrees that on the date of Closing it will deliver to Purchaser evidence reasonably satisfactory to Purchaser and Escrow Agent, by Certificate or otherwise, which discloses no unpaid taxes or assessments on the Real Property except those pertaining to the year of Closing, it being mutually understood that Seller will have paid in full all prior years' taxes and assessments as well as all taxes and assessments allocated to the date of Closing, on or before the date of Closing.

                      (b) Attached hereto as Exhibit K is a survey of the Real Property (the "Existing Survey"). Within sixty (60) days from the date of this Agreement, Purchaser shall obtain, at its expense, an updated survey, certified by a licensed surveyor for the express benefit of Purchaser and the Escrow Agent depicting all property corners, improvements, fences, roads, driveways, parking areas, easements and rights-of-way, encroachments on or off the Real Property, utility lines, restrictions of record, and setbacks, existing upon the Real Property (the "Improvement Survey"). The Improvement Survey shall be in form and content sufficient to cause the Escrow Agent as title company to issue an endorsement to its title commitment agreeing to delete from Schedule B, Section 2, of its to-be-issued title policy, the standard printed exceptions (including exceptions 2 and 3) and the exception for parties in possession (exception 1). If the Improvement Survey depicts any condition different than the conditions shown on the Existing Survey which causes the Escrow Agent as title company to add any additional exceptions or conditions to its Title Commitment that substantially, adversely affect the utility of the Subject Property as currently used, or substantially diminishes its value, Purchaser shall have the option in its sole discretion of (i) terminating this Agreement by written notice to Seller and receiving a prompt refund of the Earnest Money Deposit, in which case the parties shall be deemed relieved of all further rights or responsibilities hereunder, or
               (ii) waiving such right to terminate and proceeding to Closing in accordance with the terms and provisions of this Agreement.

               9.     CONDITIONS PRECEDENT TO CLOSING

               (a) It shall be an express condition to Purchaser's obligation to purchase the Subject Property that each and every one of the following conditions shall have been satisfied as of the date of Closing (or waived by Purchaser):

                      (i) Representations and Warranties. Each of Seller's representations and warranties shall be true and accurate, in all material respects, as if made on and as of the Closing.

                      (ii) Covenants of Seller. All actions Seller covenants herein to take shall have been completed in all material respects, including those obligations set forth in Section 5. Environmental hereto.

                      (iii) Permits; No Impediments. Purchaser shall have been able to obtain all Governmental Permits and Grants (including a liquor license) necessary to operate the Subject Property on and subsequent to the Closing, or such permits shall have been applied for and Purchaser is satisfied will be issued in the normal course and the absence thereof as of Closing will not interfere with the operation of the Subject Property immediately subsequent to the Closing, in all material respects. There shall be no impediments to reissuance to Purchaser of any Permits required for the ongoing uninterrupted operation of the Subject Property immediately following the Closing, if transfer of such Permits is not allowed.

                      (iv) Title and Survey. Purchaser shall be able to obtain a policy of title insurance in conformance with the provisions of Section 8 hereof, and shall obtain an Improvement Survey in conformance of the provisions of Section 8 hereof.

                      (v) Transfer of Industrial Development Certificate and Industrial Development Benefits. Purchaser shall have been able to obtain a transfer of (i) that certain Industrial Development Certificate (the "First Certificate") and any and all benefits including, without limitation, Industrial Development benefits, pursuant to the First Certificate issued by the Virgin Islands Industrial Development Commission ("Commission") and currently benefiting Seller until March 31, 2001, by virtue of that certain Transfer of Certificate from Frenchman's Reef Beach Associates to Seller dated March 18, 1998, and (ii) that certain Industrial Development Certificate (the "Second Certificate") and any and all benefits including, without limitation, Industrial Development benefits, pursuant to the Second Certificate issued or to be issued by the Commission for the benefit of Seller for a period of 10 years commencing April 1, 2001. It is the requirement of Purchaser that transfer of the First Certificate and the

                             Second Certificate provide for the following exemptions from taxes and duties through March 31, 2011:

                             - Gross Receipt Taxes          100% exemption

                             - USVI Income Taxes             90% exemption

                             - Dividend Withholding Taxes    80% exemption

                             - Interest Withholding Taxes   100% exemption

                             - USVI Real Property Taxes     100% exemption
                                    on real property used for operating a hotel

                             - Customs Duties               Customs duty capped
                                    at 1% ad valorem assessment on certain items

                             - Excise Taxes                 100% exemption

                             Purchaser agrees to use its reasonable efforts to comply with and complete all preconditions set by the Commission for the transfer of the First and Second Certificates. Seller agrees to cooperate with Purchaser to obtain the Commission's approval to transfer the First Certificate and the Second Certificate and all of the benefits pursuant thereto (including, without limitation, benefits relating to income taxes, gross receipt taxes, and excise taxes) to Purchaser. In addition, Seller agrees to use its reasonable efforts to obtain the issuance of the Second Certificate.

                      (vi) Environmental. Seller shall have completed the work required to be completed pursuant to Section 5 hereof.

                      (vii) Documents/Agreements. Seller shall have delivered at Closing all of the documents, agreements and instruments required under Section 10 hereof.

               (b) Failure of Condition. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Earnest Money Deposit); (b) waive the condition and proceed to Closing; (c) extend the date of Closing for an additional period of thirty
                      (30) days to allow Purchaser to remedy such failure; and/or (d) if such failure arises from Seller's breach of this Agreement, avail itself of any remedies provided in herein.

               10. CLOSING. The purchase and sale of the Subject Property shall close on the date which Seller and Purchaser shall mutually agree upon and designate in writing, but in no event later than the earlier of (a) fifteen (15) days from the date on which all of the conditions precedent set forth in Section 9 hereinabove have been satisfied or (b) one hundred twenty (120) days from the date of this Agreement (the "Closing"), provided, however, if Closing would otherwise occur during the period of

December 24, 1999 to and including January 3, 2000, the Closing shall occur on January 4, 2000. The Closing shall be held at 10:00 a.m., at the offices of Escrow Agent on St. Thomas or at such other location, time and date as may be mutually agreed upon by the parties. At the Closing the following shall occur:

               (a) Seller shall deliver to Purchaser a duly executed and acknowledged Special Warranty Deed, or its local equivalent in proper statutory form for recording, covering the Real Property free and clear of all taxes, liens, encumbrances, restrictions or claims of any kind or nature except the Permitted Exceptions.

               (b) Seller shall deliver to Purchaser a duly executed and acknowledged Bill of Sale with full warranty of title covering the Business Assets (to the extent the same are not leased) and all architectural and other plans, specifications, studies, reports and other materials owned by Seller pertaining in any way to the existing or potential use, development, expansion or alteration of the Real Property or any part thereof, free and clear of all taxes, liens, encumbrances, restrictions or claims of any kind or nature except the Permitted Exceptions. Seller and Purchaser shall each execute and deliver to the other, assignments and assumptions in form and content set forth in Exhibit L wherein Seller assigns and Purchaser assumes the Leases and Contracts.

               (c) Seller shall deliver to Purchaser such documentation as Purchaser may reasonably request to evidence the sale and transfer of the Federal Trademarks for the names "Frenchman's Reef Beach Resort" and "Morning Star Beach Resort."

               (d) Seller shall deliver to Purchaser a duly executed and acknowledged Assignment covering all warranties which Seller may have on the equipment, appliances, fixtures or other of the Business Assets being conveyed to Purchaser.

               (e) Seller shall deliver to the Escrow Agent a duly executed and acknowledged Mechanic's Lien Affidavit and Indemnity Agreement indemnifying Purchaser and Escrow Agent against any claims or demands for work performed or materials furnished for the benefit of the Real Property.

               (f) Seller shall execute and deliver to Purchaser and Escrow Agent a FIRPTA Non-Withholding Certificate in the name of the Seller from the Virgin Islands Internal Revenue Bureau, in form and content reasonably acceptable to Purchaser.

               (g) Purchaser shall deliver to Escrow Agent the balance of the Purchase Price (subject to any contract credits and closing adjustments) in the form of wired funds.

               (h) Purchaser and Seller shall execute Statements of Settlement prepared by Escrow Agent which reflect the purchase price and all credits and other adjustments thereto.

               (i) Seller and Purchaser shall execute and deliver such other documents as may be necessary or appropriate to effectuate the intent and purpose of this Agreement and the transactions contemplated hereby.

               (j) Seller shall cause possession and management of the Subject Property and of the Resorts business to be delivered to Purchaser, in a clean condition and free and clear of any leases or tenancies other than the Leases and Contracts, and the advance room reservations taken by Seller in the ordinary course of business; and the Subject Property shall contain and include all fixed assets and supplies and inventory as are designated on Exhibit B hereto (as amended pursuant to Section 13 hereof) all in the same condition and repair as they are on the date of this Agreement, reasonable wear and tear accepted.

               (k) Any franchise agreements for the Resorts between Seller and Purchaser, or Purchaser's affiliates, will be terminated without payment of any penalty or termination fee, provided that payment of all fees under such franchise agreements, other than any penalty or termination fees, have been paid in full by Seller prior to Closing.

               11. RISK OF LOSS. The risk of loss to the Subject Property or any part or portion thereof shall remain with Seller until the Closing hereunder has been completed, and Purchaser shall have the option to either cancel this Agreement without further obligation (and receive a prompt refund of all Earnest Money Deposit) or to close without adjustment in price and to receive from Seller an assignment of all property loss insurance other than business interruption insurance or similar coverage or other proceeds or awards in the event of any material loss, destruction, damage or taking to or of the Subject Property or any part or portion thereof by reason of fire, other casualty or condemnation prior to Closing. As used in this Paragraph 11, the term "material" shall mean any damage or destruction to the Subject Property which cannot be fully repaired by Seller prior to the Closing, or the commencement of a condemnation proceeding involving any part of the Property. Such option must be exercised by Purchaser by written notice given to Seller no later than thirty
(30) days following the occurrence of the event which causes the loss, damage or taking. If no such notice is timely given, Purchaser shall be deemed to have elected to close without adjustment in price and to receive an assignment of all proceeds or awards. If the Closing falls within the said thirty (30) day notice period, the Closing shall be extended to the fifth business day following the expiration of said thirty (30) day period.

               12. INDEMNIFICATION. Seller agrees to and does hereby indemnify, defend (including reasonable attorneys' fees), save and hold harmless Purchaser against and in respect of any and all claims, demands, losses, costs, expenses, injuries, liabilities, obligations or damages which may be asserted against, incurred or suffered by Purchaser ("Purchaser's Loss") caused by or arising out of Seller's ownership and/or operation of the Subject Property prior to the date of Closing, including losses caused by liability to third parties for personal injuries occurring prior to the date of Closing, but excluding any loss caused by or arising out of any physical, environmental or other condition of the Subject Property existing prior to the date of Closing, except with respect to personal injuries if such injuries occurred prior to the date of Closing. The foregoing indemnity shall include all attorneys' fees incurred by Purchaser in prosecuting or defending any claim, cause of action, or lawsuit within the scope of the indemnity, including any suit that may be necessary to enforce the indemnity, and shall survive the Closing hereunder and remain in full force and effect.

                      In addition to the indemnifications set forth in the immediately preceding paragraph, Seller agrees to and does hereby indemnify, defend (including reasonable attorneys' fees), save and hold harmless Purchaser against and in respect to any claims, demands, losses, costs, expenses, injuries, liabilities, obligations or damages which may be asserted against, incurred by or suffered by Purchaser or the Subject Property, which relate to any rights, title, interest or other claims, of any type or nature (including any right, title or interest or other claim relating to the Subject Property) by Nick Pourzal and/or his spouse (collectively and individually, the "Pourzals") or any business entity in which the Pourzals have an interest (collectively, "Pourzals' Claims") to the extent and only to the extent, such Pourzals' Claims relate to conditions, facts or events alleged or existing prior to the date of Closing and arise from acts or omissions by Seller or any predecessor in interest to Seller of the Subject Property. The foregoing indemnity shall include all attorneys' fees incurred by Purchaser in any suit that may be necessary to enforce the indemnity, and shall survive the Closing hereunder and remain in full force and effect. Purchaser agrees that Seller may (a) retain counsel on behalf of Purchaser, such counsel to be reasonably acceptable to Purchaser, and (b) direct the course of any litigation, and negotiate any settlement, provided such course and negotiations are consistent with the reasonable goals of MI and provided that the cost of such counsel, litigation and settlement shall be borne solely by Seller.

                      Purchaser agrees to and does hereby indemnify, defend (including reasonable attorneys' fees), save and hold harmless Seller against and in respect of any and all claims, demands, losses, costs, expenses, injuries, liabilities, obligations or damages which may be asserted against, incurred or suffered by Seller, caused by or arising out of Purchaser's ownership or operation of the Real Property and Resorts after the date of Closing. In addition, except for any rights it may have (i) for breach of any representation or warranty contained in this Agreement and (ii) related to the work to be performed by Seller pursuant to Section 5 hereof, Purchaser agrees to and does hereby waive and release Seller from any claim Purchaser may have against Seller relating to or caused by any physical, environmental or other conditions of the Subject Property existing prior to the date of Closing, including any liability arising from any claim of a third party against Purchaser with respect to any such physical, environmental or other condition of the Subject Property. The foregoing indemnity shall include all attorneys' fees incurred by Seller in prosecuting or defending any claim, cause of action, or lawsuit within the scope of the indemnity, including any suit that may be necessary to enforce the indemnity. This paragraph shall survive the Closing hereunder and remain in full force and effect. The rights which Purchaser may have for breach of any representation or warranty contained in this Agreement are subject to the terms of Section 7(d) of this Agreement, relating to the period of survival of the representations and warranties. The rights of Purchaser relating to the work to be performed by Seller pursuant to Section 5 hereof are subject to Seller's release of liability for such work upon final completion of the work, as set forth in the last sentence of Section 5 hereto.

               13. INVENTORY OF PERSONAL PROPERTY. An inventory of the personal property, including fixed supplies, supplies and inventory, located on the Real Property and Resorts shall be performed by Seller and Purchaser within thirty (30) days of the date of the execution of this Agreement and attached hereto as Exhibit B hereto. Purchaser and Seller will amend Exhibit B to reflect such inventory as of the date of Closing.

               14.    UNION CONTRACT/CONTRACT EMPLOYEES.

               (a) Union Employees. On the date of Closing, Purchaser agrees to assume the collective Bargaining Agreement dated June 27, 1997 between Seller and United States of America AFL-CIO ("Union") ("Union Contract"). Seller shall reasonably cooperate with Purchaser to assist Purchaser in making such modifications to the Union Contract as may be reasonably necessary to provide equivalent benefits thereunder (i.e., to account for the fact that Purchaser may be unable to duplicate Prime's benefits but can provide equivalent Marriott benefits), provided that no such modification shall be a condition to Closing. Seller represents that it is not a party to any union or other collective bargaining agreement with employees employed in connection with the Subject Property, other than the Union Contract, and that there are no amendments to or modifications of the Union Contract and that the copy of the Union Contract provided to Purchaser is true, correct and complete in all respects. Seller represents that, to its knowledge and except as provided on Exhibit H, there are no grievances or similar claims pending or threatened pursuant to the Union Contract. Purchaser assumes all liability and agrees to indemnify Seller against any liability, including any severance costs and liabilities imposed by law, arising out of Purchaser's failure to hire any union employee at closing or termination of any union employee subsequent to the closing date.

               (b) Non-Union Employees. Purchaser will hire all employees not subject to the Union Contract, subject to Purchaser's standard ninety-day probationary period for new employees, provided that Purchaser assumes all liability and agrees to indemnify Seller against all liability, including any severance costs and liabilities imposed by law arising out of Purchaser's failure to hire any employee at closing or termination of any employee within the ninety (90) day probationary period for new employees, and further provided that the employment of the individuals identified on Exhibit H is provided for in subsection (f) below.

               (c) Benefits. With respect to all Union employees and all non-union employees, Seller shall pay to Purchaser at Closing all costs and expenses associated with accrued but unpaid or unearned costs associated with the following, calculated through the date of Closing: salary, vacation leave, sick leave, medical, pension, and welfare benefits and employee fringe benefits (collectively, the "Employee Plans"). Purchaser agrees to promptly pay when due all amounts due to employees under the Employee Plans.

               (d) Mutual Indemnity. Seller shall indemnify and hold harmless Purchaser, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Purchaser or its affiliates and any and all costs and expenses (including reasonable attorneys fees and expenses) incurred by Purchaser or its affiliates with respect to (i) any termination of any employee prior to the Closing Date, (ii) any grievances, claims, or actions of any employees of the Property occurring or relating to periods on or prior to Closing, any employee benefits pursuant to any Employee Plans accrued or earned as of the Closing Date, payment for which Seller has failed to make to Purchaser pursuant to subsection
                      (c) above. Purchaser shall indemnify and hold harmless Seller, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Seller or its affiliates and any and all costs and expenses (including reasonable attorneys fees and expenses) incurred by Seller or its affiliates (i) with respect to any employee benefits pursuant to any Employee Plans accrued or earned after the Closing Date, (ii) with respect to any employee benefits pursuant to any Employee Plans for which Seller has made payment to Purchaser pursuant to subsection (c) above, and (iii) the termination of any employee after the Closing Date (other than with respect to the employees identified on Exhibit H, which are provided for in subsection (f) below).

               (e) Access to Employees. Seller will cooperate reasonably in connection with Purchaser's interviewing of employees at the Hotel and, upon Purchaser's request, provide Purchaser with access to wage and benefits information. Purchaser shall indemnify and hold harmless Seller, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Seller or its affiliates and any and all costs and expenses (including reasonable attorneys fees and expenses) incurred by Seller or its affiliates with respect to its interviewing employees or with respect to any employment decisions made with respect to such interviews. Seller agrees that it will not make any promise, commitment or representation to any non-Union employee regarding possible employment with Purchaser, other than the employees listed on Exhibit H.

               (f) Designated Employees. Purchaser agrees to assume the Employment Agreements for those six (6) employees identified as "Designated Employees," which employees and agreements are described on Exhibit H ("Designated Employees' Agreements"). Each Designated Employee has consented to this assumption pursuant to the executed Consents attached hereto as Exhibit H-2 (such consents being known as the "Designated Employee's Consent").

               (g) Purchaser's/Seller's Obligations. Purchaser's assumption of the Designated Employees' Agreement shall be subject to the following terms:

                      (i) If Purchaser notifies Seller of Purchaser's election to terminate the employment of any Designated Employee between the 180th day and the 210th day after the date of Closing (the "Termination Period"), Seller shall conclusively be deemed to have accepted a reassignment and reassumption of such Designated Employee Agreement. In the event that any Designated Employee receives a bonus for the calendar year of the reassignment pursuant to the terms of the Designated Employee Agreement, Purchaser shall reimburse Seller for a portion of such bonus equal to the portion of such year which expired prior to the date of reassignment. Purchaser may not reassign a Designated Employee Agreement before the 180th day after the date of Closing.

                      (ii) If Purchaser reassigns the Designated Employee Agreement of any Designated Employee to Seller during the Termination Period, and as a result of such reassignment or subsequent termination by Seller Designated Employee has any claim or cause of action against Purchaser or is entitled to any payment under the Designated Employee's Agreement or pursuant to law (including any payment required pursuant to the U.S. Virgin Islands Wrongful Discharge Act), Seller agrees to indemnify and hold Purchaser harmless form any such claims, damages or expenses, including all reasonable legal fees incurred by Purchaser. Seller's foregoing indemnification shall not extend to any claim or cause of action resulting from any act or omission taken by Purchaser during the course of Purchaser's employment of the Designated Employee.

                      (iii) If Purchaser terminates the employment of any Designated Employee at any time or attempts to reassign the Designated Employee Agreement to Seller before or after the Termination Period, and as a result of such termination or attempted reassignment by Purchaser, Designated Employee has any claim or cause of action against Seller or is entitled to any payment under the Designated Employees' Agreement or pursuant to law (including any payment required pursuant to the U.S. Virgin Island Wrongful Discharge Act), Purchaser agrees to indemnify and hold Seller harmless from any such claims, damages or expenses, including all reasonable legal fees incurred by Seller. Purchaser agrees to defend and indemnify Seller against, and agrees to hold it harmless from, any and all claims or losses incurred to suffered by Seller as a result of (i) any breach or claims of breach of any Designated Employee Agreement by Purchaser and (ii) any claim by the Designated Employee resulting from or relating to any actions or omissions of Purchaser and its employees or agents, including without limitation, any claim of discrimination, unfair labor practices, or violation of labor or employment laws or regulations. Purchaser's foregoing indemnifications shall not extend to any claim or cause of action resulting from any act or omission taken by Seller during the course of Seller's employment of the Designated Employee.

                      (iv) Purchaser shall pay to Seller all sums which seller had previously paid to Purchaser pursuant to the terms of this subsection for any Designated Employee whose Designated

                             Employee Agreement the Purchaser reassigned to Seller or who is otherwise terminated at any time by Purchaser and thereafter prior to the expiration of the stated term of the Designated Employee Agreement either Purchaser (or any subsidiary in which Purchaser owns all or substantially all of the voting interests) hires or otherwise retains the services of such Designated Employee in connection with the management, ownership or operation of any hotel in the U.S. Virgin Islands.

               15. DEFAULT. If Purchaser fails or refuses to perform or tender any of its closing obligations hereunder, which default Seller elects not to waive, the Earnest Money Deposit and accrued interest shall be forfeited by Purchaser and retained by Seller and both parties shall thereafter be released from all obligations and responsibilities hereunder. It is agreed that such forfeited earnest monies and interest are liquidated damages and are Seller's sole and only remedy for Purchaser's failure to perform or tender its closing obligations under this Agreement. Seller expressly waives the remedies of specific performance and additional damages.

               In the event that during the term of this Agreement (i) any of Seller's representations or warranties are (or become prior to Closing) untrue or incapable of performance, or (ii) Seller shall fail or refuse to perform any of its obligations hereunder, which default Purchaser elects not to waive, Purchaser shall have the option of (aa) declaring this Agreement terminated, in which event Purchaser shall be entitled to a prompt refund of the Earnest Money Deposit and the parties shall be deemed discharged from any further rights or responsibilities hereunder, or (bb) treating this Agreement as being in full force and effect and suing for the specific performance hereof, or damages, or both. Such option shall be exercised by written notice provided by Purchaser to Seller.

               16. NOTICE. All notices provided for herein shall be in writing and shall either be delivered personally or sent by facsimile transmission, by Federal Express, or by certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at the address set forth below. Any party may change its address by written notice to the other party.

                      To the Seller:            Prime Hospitality Corp
                                                700 Route 46 East
                                                Fairfield, New Jersey  07004
                                                Attn:  President

                      With a copy to:           Joseph Bernadino, Esquire
                      (which shall not          700 Route 46 East
                      constitute notice)        Fairfield, New Jersey  07004
                                                Attn:  General Counsel

                      To the Purchaser:         Marriott International, Inc.
                                                10400 Fernwood Road
                                                Lodging Development
                                                Bethesda, Maryland  20817
                                                Attn:  Wendell Ward
                                                Fax:  (301) 530-2918

                      With a copy to:           James D. Wright, Esquire
                      (which shall not          Venable, Baetjer and Howard, LLP
                      constitute notice)        Two Hopkins Plaza, Suite 1800
                                                Baltimore, Maryland  21201
                                                Fax No. (410) 244-7742

               Each such notice shall be deemed given on the date personally delivered or faxed, on the date following the date of delivery to Federal Express, or two days after mailing by certified mail, return receipt requested.

               17. BROKERS. Seller agrees to indemnify and hold harmless Purchaser with respect to all commissions and fees due to or claims by CIBC Oppenheimer and any other brokers employed by Seller who may claim a commission, in connection with this transaction. Purchaser represents and warrants to the other that it has not employed or used the services of any broker or finder in connection with this transaction. Each of said parties agrees to and does hereby indemnify, defend (including attorney's fees), save and hold harmless the other from and against any and all claims, demands, costs, expenses and liability arising out of any claims for a brokerage commission or other compensation made by any broker or brokers (other than those identified above) purporting to represent the indemnifying party or claiming by, through or under the indemnifying party in connection with this transaction.

               18. PUBLICITY. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other parties, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a controlling interest in the Seller, the Purchaser or any of their affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other parties as soon as such party learns that is must make such disclosure.

               19. PURCHASER'S RIGHT OF ENTRY. Throughout the term of this Agreement Purchaser and Purchaser's authorized representatives shall have the right, upon the giving of reasonable notice to Seller, to enter upon the Real Property and to undertake such activities to prepare to operate the Resorts on and after the Closing;

provided that no activity of Purchaser or its authorized representative on the Real Property will unreasonably interfere with the normal operation of business by Seller.

               20. ASSIGNMENT. Purchaser may assign or transfer its interest in this Agreement to any other person or entity which assumes Purchaser's rights and obligations hereunder, without the consent of the Seller being required.

               21. NO THIRD PARTY BENEFICIARIES. None of the terms, covenants, obligations or rights contained in this Agreement is or shall be deemed to be for the benefit of any person or entity not a party hereto.

               22. ATTORNEY'S FEES. In the event of any litigation between Seller and Purchaser involving the interpretation and/or enforcement of this Agreement or any provisions hereof or any other element of this transaction, including the indemnification contained in Paragraph 11 above, the prevailing party shall be entitled to an award of its costs and expenses (including reasonable costs and attorney's fees) incurred therein as a part of the judgment or stipulated settlement entered in such litigation.

               23. TIME. Time is of the essence hereof. In the event the day or last day specified or permitted for the performance of any act required or allowed under this Agreement falls on a Saturday, Sunday, or legal holiday, the time for such performance shall be extended to the next succeeding business day.

               24. SEVERABILITY. If any provisions of this Agreement shall be invalid, illegal or unenforceable, it shall not affect or impair the validity, legality or enforceability of this Agreement itself or of any other provisions hereof, and there shall be substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision. For purposes of avoiding the rule against perpetuities, no provision of this Agreement shall be effective, and no closing or conveyance shall occur, after 20 years from the date of this Agreement.

               25. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one instrument, signed by all parties, or in counterparts, in which case all such counterparts together shall constitute one and the same instrument and Agreement, binding on all of the parties thereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Facsimile signatures shall be treated as original signatures hereon, but not on closing documents.

               26. BINDING EFFECT, ETC. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, and shall be construed in accordance with and governed by the laws of the Territory of the U.S. Virgin Islands. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior arrangements, writings, representations, and negotiations relating thereto. Finally, this Agreement may not be amended or modified except by an instrument in writing signed by all of the parties.

               27. FURTHER ASSURANCES. Each party hereto shall from time to time execute and deliver such additional instruments or do such additional acts as the other party may reasonably request in order to effectuate the full intent of this Agreement.

               28. ACCEPTANCE DEADLINE. In the event this Agreement has not been fully executed and copies thereof delivered to Purchaser by __________________ the offer of Purchaser represented by this Agreement shall be deemed withdrawn at that time, and this Agreement shall no longer be capable of acceptance by Seller.

               29. EXCLUSIVITY. During the pendency of this Agreement, Seller agrees not to seek, negotiate or accept any other offers or agreements for the sale of the Subject Project, or any portion thereof, with any prospective purchaser(s) other than the Purchaser under this Agreement.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    SELLER:

                                    PRIME HOSPITALITY CORP

                                      By: /s/ DOUGLAS VICARI,
                                         -----------------------------------
                                      Its:    Douglas Vicari, Sr. V.P.
                                          ----------------------------------


                                      PURCHASER:

                                      MARRIOTT INTERNATIONAL, INC.

                                      By: /s/ JAMES M. SULLUS
                                         -----------------------------------
                                      Its:    Executive Vice President
                                          ----------------------------------

                                LIST OF EXHIBITS

        A        Description of Real Property
        B        Business Assets
        C        Escrow Instruction Letter
        D        Allocation of Total Purchase Price
        E        Leases and Service Contracts To Be Assumed by Purchaser
        F        Categories of Unopened Food, Beverage and Operating Supplies
        G        Environmental Report
        H        Employment Agreements/Designated Employees Agreements
        I        List of Governmental Permits and Grants
        J        Title Commitment
        K        Existing Survey
        L        Form of Assignment and Assumption Agreement of Leases and
                 Service Contracts

                                    EXHIBIT A

                          DESCRIPTION OF REAL PROPERTY

     Property A:   Parcel of P1 Bakkero (a/k/a "East Point" "The Quarantine
                   Station" and "Muhlenfeldt Point")
                   No. 5a Frenchman's Bay Quarter
                   St. Thomas Virgin Islands as shown on PWD D9-167-T48

     Property B:   Muhlenfeldt Point Light Station Estate Bakkero
                   No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD D3-30-T34

     Property C:   Parcel No. 2K Estate Bakkero and Elisenlund
                   No. 3 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD G9-554-T60

     Property D:   Parcel No. 4B Estate Bakkero
                   No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD F9-3593-T78

     Property E:   Parcel No. 4 Remainder Estate Bakkero
                   No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD D9-1418-T78,

                   excluding the following parcels:

                   (1)    Parcel No. 4A Estate Bakkero
                          No.5 Frenchman's Bay Quarter
                          St. Thomas, Virgin Islands as shown on PWD No.
                          F3-33-T75

                   (2)    Parcel No. 4B Estate Bakkero
                          No. 5 Frenchman's Bay Quarter
                          St Thomas, Virgin Islands as shown on PWD No. F9-3593-T78

                   (3)    Parcel No. 4C Remainder Estate Bakkero
                          No. 5 Frenchman's Bay Quarter
                          St. Thomas, Virgin Islands as shown on PWD No. F9-3594-T78

                          excluding:    Parcel No. 4C-1 Estate Bakkero
                                        No. 5 Frenchman's Bay Quarter
                                        St. Thomas, Virgin Islands as shown on
                                        PWD No. D9-3040-T85

     Property F:   Parcel No. 4C Remainder Estate Bakkero
                   No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD No. F9-3594-T78

                   excluding:    Parcel No. 4C Remainder Estate Bakkero
                                 No. 5 Frenchman's Bay Quarter
                                 St. Thomas, Virgin Islands as shown
                                 on PWD No. D9-3040-T85

     Property G:   Parcel No. 1-42 Estate Bakkero
                   Section AA No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD A9-88-T68

     Property H:   Parcel No. 4C-1 Estate Bakkero
                   No. 5 Frenchman's Bay Quarter
                   St. Thomas, Virgin Islands as shown on PWD D9-3040-T85

                                    EXHIBIT D

                      ALLOCATION OF TOTAL PURCHASE PRICE



                Land                            $ 4,700,000
                                                -----------
                Buildings                        61,000,000
                                                -----------
                Fixtures                          7,300,000
                                                -----------
                Personal Property                     --
                                                -----------
                Good Will                             --
                -----------------------         -----------
                TOTAL                           $73,000,000
                                                ===========

                                    EXHIBIT L

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
                         OF LEASES AND SERVICE CONTRACTS

     THIS ASSIGNMENT OF LEASES AND SERVICE CONTRACTS ("this Assignment") made the ___ day of_____________ , ____, by and between PRIME HOSPITALITY CORP, a Delaware corporation (hereby referred to as "Assignor"), and MARRIOTT INTERNATIONAL, INC., its successor or assigns (hereinafter referred to as "Assignee").

                              EXPLANATORY STATEMENT

          A. Assignor is the owner of those certain parcels of real property situated in St. Thomas in the Territory of the U.S. Virgin Islands, more particularly described on Schedule A attached hereto (the "Property"), a portion of which Property is improved by two (2) resorts operating under the trade names "Frenchman's Reef Beach Resort" and "Morning Star Beach Resort" (collectively, the "Resorts").

          B. Pursuant to a Purchase and Sale Agreement dated __________, ______________ by and between Assignor and Assignee (the "Agreement"), Assignee has contracted to purchase the Property from Assignor.

          C. Pursuant to the terms of the Agreement, Assignor has agreed to assign, transfer, sell, and convey unto Assignee, all of Assignor's right, title, and interest in, to, and under a variety of leases and service contracts to which Assignor is a party, which leases and service contracts are required or desirable for the orderly operation and maintenance of the Property and the Resorts.

          NOW, THEREFORE, in consideration of the foregoing Explanatory Statement, the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Explanatory Statement. The Explanatory Statement portion of this Assignment forms an integral part of this Assignment and is hereby incorporated by reference. All terms used herein shall be given the meaning assigned to them in the Agreement, unless expressly assigned a different meaning in this Assignment.

          2. Assignment. Assignor does hereby assign, transfer, sell, and convey unto Assignee and does hereby confirm the assignment, transfer, sale, and conveyance unto Assignee of all of Assignor's right, title, and interest in, to, and under those leases and service contracts set forth and described on Schedule B attached hereto (collectively, the "Leases and Service Contracts") Assignor acknowledges and agrees that its obligations

          3. Assumption. By execution hereof, Assignee does hereby, from and after the date of this Assignment, assume and agree to perform all duties, obligations, and responsibilities of Assignor under the Leases and Service Contracts.

          4. Indemnification. Assignee does hereby agree to defend, indemnify, and hold Assignor harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys' fees) incurred or suffered by Assignor as a result of Assignee's failure to perform, after the date of this Assignment, any or all of Assignee's obligations under the Leases and Service Contracts. Assignor does hereby agree to defend, indemnify, and hold Assignee harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys' fees) incurred or suffered by Assignee as a result of Assignor's failure to perform, prior to and through the date of this Assignment, any or all of Assignor's obligations under the Leases and Service Contacts.

          5.        Representations by Assignor.

                    5.1       Assignor, for itself and its legal
representatives, successors, and assigns, covenants and represents to Assignee and agrees that (a) Assignor has full right, authority, and power to assign its rights and interests in and under the Leases and Service Contracts, subject to any consents which may be required pursuant to the terms of such Leases or Service Contracts, (b) no other assignment of the Leases and Service Contracts has been made by Assignor, and the rights and interests of Assignor in and under the Leases and Service Contracts are now and will, on the date hereof, be free and clear of any liens and encumbrances made by Assignor, and (c) as of the date hereof, to its best knowledge, there exist no outstanding material defaults under the Leases and Service Contracts. The limitation contained in Section 7(c), 7(d), and the last sentence of Section 7(e) of the Agreement shall apply to and is incorporated into this Section 5.

                    5.2 Notwithstanding any term herein to the contrary, Assignee hereby waives any and all rights, claims, causes or demands (collectively, the "CLAIMS") against Assignor as the grantor of the Special Warranty Deed (the "DEED") to be executed and delivered by Assignee in connection with the consummation of the sale of the Property from Assignor to Assignee pursuant to the terms of the Agreement, to the extent the Claims relate to the Leases and Service Contracts.

                    5.3 Notwithstanding any term herein to the contrary, Assignee hereby waives any and all Claims against Assignor as the grantor of the Deed to the extent the Claims related to any and all matters, encroachments, and conditions set forth on that certain Survey of the Property revised as of January 1, 2000 as prepared by William H. Byam.

          6. Representations by Assignee. Assignee, for itself and its legal representatives, successors and assigns, covenants and represents to Assignor and agrees under the Leases and Service Contracts arising before the date of this Assignment shall remain the sole responsibility of Assignor.

          3. Assumption. By execution hereof, Assignee does hereby, from and after the date of this Assignment, assume and agree to perform all duties, obligations, and responsibilities of Assignor under the Leases and Service Contracts.

          4. Indemnification. Assignee does hereby agree to defend, indemnify, and hold Assignor harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys' fees) incurred or suffered by Assignor as a result of Assignee's failure to perform, after the date of this Assignment, any or all of Assignee's obligations under the Leases and Service Contracts. Assignor does hereby agree to defend, indemnify, and hold Assignee harmless from and against any and all cases, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys' fees) incurred or suffered by Assignee as a result of Assignor's failure to perform, prior to and through the date of this Assignment, any or all of Assignor's obligations under the Leases and Service Contracts.

          5. Representations by Assignor. Assignor, for itself and its legal representatives, successors, and assigns, covenants and represents to Assignee and agrees that (a) Assignor has full right, authority, and power to assign its rights and interests in and under the Leases and Service Contracts, subject to any consents which may be required pursuant to the terms of such Leases or Service Contracts, (b) no other assignment of the Leases and Service Contracts has been made by Assignor, and the rights and interests of Assignor in and under the Leases and Service Contracts are now and will, on the date hereof, be free and clear of any liens and encumbrances made by Assignor, and (c) as of the date hereof, to its best knowledge, there exist no outstanding material defaults under the Leases and Service Contracts. The limitation contained in
Section 7(c), 7(d), and the last sentence of Section 7(e) of the Agreement shall apply to and is incorporated into this Section 5.

          6. Representations by Assignee. Assignee, for itself and its legal representatives, successors and assigns, covenants and represents to Assignor and agrees that all payments required by the terms of the Leases and Service Contracts, which become due and payable on and after the date hereof, shall be made by Assignee in accordance with the terms of the respective Leases and Service Contracts and sent directly to the respective named contractor thereunder or as otherwise directed in writing by such contractor.

          7. Governing Law. This Assignment shall be construed, interpreted and enforced in accordance with and governed by the laws of the Territory of the U.S. Virgin Islands, without regard to principles of conflict of laws.

          8. No Partnership. Nothing in this Assignment shall be deemed in any way to create between the parties hereto any relationship of partnership, joint venture, or association, and the parties hereto hereby disclaim the existence of any such relationship.

          IN WITNESS WHEREOF, the parties hereto have each caused this Assignment to be executed on its behalf by its duly authorized representative with the specific intention of creating a document under seal.


WITNESS:                                           ASSIGNOR:

                                                   PRIME HOSPITALITY CORP.

------------------------                           By:                   (SEAL)
                                                      -------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                         -----------------------



WITNESS:


                                                   ASSIGNEE:

                                                   MARRIOTT INTERNATIONAL, INC.

------------------------                           By:                    (SEAL)
                                                      --------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                        ------------------------

                                   SCHEDULE A

                            DESCRIPTION OF PROPERTY

                                   SCHEDULE B

                      LIST OF LEASES AND SERVICE CONTRACTS

LISTING OF EXHIBITS INTENTIONALLY OMMITTED

EXHIBIT B                     BUSINESS ASSETS

EXHIBIT C                     ESCROW INSTRUCTION LETTER

EXHIBIT E                     LEASES AND SERVICE CONTRACTS TO BE ASSUMED
                              BY PURCHASER

EXHIBIT F                     CATEGORIES OF UNOPENING FOOD, BEVERAGE,
                              AND OPERATING SUPPLIES

EXHIBIT G                     ENVIRONMENTAL REPORT

EXHIBIT H                     EMPLOYMENT AGREEMENTS/DESIGNATED
                              EMPLOYEES AGREEMENTS

EXHIBIT I                     LIST OF GOVERNMENTAL PERMITS AND GRANTS

EXHIBIT J                     TITLE COMMITMENT

EXHIBIT K                     EXISTING SURVEY

EXHIBIT M                     VIOLATIONS